UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 17, 2008

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(Jurisdiction of Corporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a.)                               Not Applicable

(b.)                              Not Applicable

(c.)                               Not Applicable

(d.)                              On March 17, 2008, the Board of Directors increased the size of the Board to 8 members and elected two new members to fill the vacancies.  On March 17, 2008, the Board of Directors elected Joseph V. Borruso to become a member of the Company’s Board of Directors. Mr. Borruso has been appointed to be a member of the Compensation Committee of the Board of Directors, and has been placed in the Class of 2008.  Mr. Borruso is currently the President of AOEM Consultants, LLC.  He served as President and Chief Executive Officer of Hella North America, a manufacturer of automotive lighting and electronics from 1999 through his retirement in 2005.  Prior thereto, Mr. Borruso served in various senior management positions, most recently as Executive Vice President of Sales, for the Bosch Automotive Group N.A. from 1983 to 1999.

On March 17, 2008, the Board of Directors elected Wilfried Backes to become a member of the Company’s Board of Directors. Dr. Backes has been appointed to be a member of the Audit Committee of the Board of Directors, and has been placed in the Class of 2009.  He served in various senior management positions, most recently as Executive Vice President and Chief Financial Officer, with EPCOS AG, a major public electronics company headquartered in Germany, from 2002 through his retirement in 2006.   Dr. Backes previously served as Executive Vice President, Chief Financial Officer and Treasurer of Osram Sylvania, Inc. from 1992 to 2002.  Prior to that time, Dr. Backes held various senior management positions with Siemens AG including the position of President and Chief Executive Officer of Siemens Components, Inc. from 1989 to 1994.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2008	KEMET Corporation

/s/ DAVID E. GABLE

David E. Gable

Executive Vice President and

Chief Financial Officer